EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
W Holding Company, Inc.
Mayaguez, Puerto Rico
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60126) of W Holding Company, Inc. and subsidiaries of our reports dated October 28, 2009, relating to the consolidated financial statements, and the effectiveness of W Holding Company, Inc. and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2008. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008.
/s/ BDO Seidman, LLP
San Juan, Puerto Rico
October 28, 2009
Stamp No. 2450254
affixed to original.